Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact: Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com
KB HOME CALLS FOR REDEMPTION OF ITS 7 3/4% SENIOR
SUBORDINATED NOTES DUE 2010
     Los Angeles, CA (June 12, 2008) — KB Home (NYSE: KBH) announced today that it is calling for the redemption on Monday, July 14, 2008 of all of its outstanding 7 3/4% Senior Subordinated Notes due 2010 (the “2010 Notes”). The aggregate principal amount of 2010 Notes to be redeemed is $300 million, at a price equal to $1,019.38 per $1,000 principal amount, plus all accrued interest to the date of redemption.
     The phone number of U.S. Bank Corporate Trust Services, the paying agent, is 1-800-934-6802.
About KB Home
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in 9 states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional inventory impairments or abandonment charges; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our unsecured revolving credit facility; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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